Exhibit 99.2
PAA Natural Gas Storage, L.P.
     Unaudited pro forma condensed combined financial statements of PAA Natural Gas Storage, L.P. as of and for the twelve months ended December 31, 2010, including the notes thereto.

PAA NATURAL GAS STORAGE, L.P.
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2010	F-3
Unaudited Pro Forma Condensed Statement of Combined Operations for the Twelve Months Ended December 31, 2010	F-4
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-5

PAA NATURAL GAS STORAGE, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements give effect to the following transactions:
•	The acquisition by PAA Natural Gas Storage, L.P. (“PNG”) of SG Resources Mississippi, L.L.C. (“SG Resources”) from SGR Holdings, L.L.C. and Southern Pines Energy Investment Co., LLC on February 9, 2011 for base consideration of approximately $746 million;

•	The borrowing of $200 million on February 9, 2011 from Plains All American Pipeline, L.P. (“PAA”) pursuant to a three-year promissory note bearing interest at an annual rate of 5.25% (the “PAA Promissory Note”);

•	The sale, by private placement closing on February 8, 2011, of approximately 17.4 million PNG common units to third-party purchasers and approximately 10.2 million PNG common units to PAA for total proceeds of approximately $600 million, including PAA’s proportionate general partner contribution; and

•	The termination by SG Resources of various contracts prior to our acquisition of SG Resources, including the extinguishment or repurchase of long-term debt and the settlement of interest rate and commodity derivatives outstanding as of December 31, 2010.
     The acquisition of SG Resources will be accounted for using the acquisition method of accounting. The estimates of fair value of the assets acquired and liabilities assumed are based on preliminary assumptions, pending the completion of internal valuation procedures.
     The following unaudited pro forma condensed statement of combined operations for the twelve months ended December 31, 2010 has been prepared as if the transactions described above had taken place on January 1, 2010. The unaudited pro forma condensed combined balance sheet at December 31, 2010 assumes the transactions were consummated on that date. Base consideration of approximately $746 million is subject to adjustment including net working capital acquired at the time of closing and certain capital expenditures during the period from January 1, 2011 through closing. The accompanying unaudited proforma condensed combined balance sheet at December 31, 2010 reflects additional consideration for acquired net working capital and applicable capital expenditures. Such amounts were not material.
     The unaudited pro forma financial statements should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma financial statements as well as the notes included in the historical financial statements included in PNG’s Annual Report on Form 10-K for the year ended December 31, 2010 and the SG Resources historical financial statements included in Exhibit 99.1 of this filing.
     The unaudited pro forma financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the results of the actual or future operations or financial condition that would have been achieved had the transactions occurred at the dates assumed (as noted above).

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2010
(in thousands)

	PNG	SG Resources	Pro Forma		PNG
	Historical	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$346	$—	$1,687	a	$346
			9,277	b
			200,000	c
			600,000	d
			(745,894)	e
			(4,500)	f
			(60,570)	e

Restricted cash	20,000	17,184	(9,277)	b	7,907
			(20,000)	e
Accounts receivable	12,786	3,193	—		15,979
Inventory	—	—	13,930	g	13,930
Other current assets	2,744	190	—		2,934

Total current assets	35,876	20,567	(15,347)		41,096

Property and equipment, net	877,808	374,540	(38,202)	h	1,216,146
			2,000	e

Other assets
Base gas	37,498	—	38,202	h	40,326
			(13,930)	g
			(21,444)	e
Goodwill and intangibles, net	47,546	—	392,904	e	440,450
Other	—	14,783	(1,687)	a	—
			(13,096)	e

Total other assets, net	85,044	14,783	380,949		480,776

Total assets	$998,728	$409,890	$329,400		$1,738,018

LIABILITIES, PARTNERS’ CAPITAL AND MEMBERS’ CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$15,015	$4,360	$—		$19,375
Current maturities of long-term debt	—	1,420	(1,420)	e	—
Risk management liabilities		3,775	(3,775)	e	—

Total current liabilities	15,015	9,555	(5,195)		19,375
Long-term liabilities
Note payable to PAA	—	—	200,000	c	200,000
Long-term debt, net of current portion	259,900	339,870	(339,870)	e	199,330
			(60,570)	e
Other long-term liabilities	423	2,245	(2,245)	e	423

Total long-term liabilities	260,323	342,115	(202,685)		399,753

Total liabilities	275,338	351,670	(207,880)		419,128
Commitments and contingencies
Partners’ capital and members’ capital
Common unitholders	474,489	—	588,000	d	1,058,079
			(4,410)	f
Subordinated unitholders	236,853	—	—		236,853
General partner	13,637	—	12,000	d	25,547
			(90)	f
Members’ capital	—	58,220	(58,220)	e	—
Accumulated other comprehensive loss	(1,589)	—	—		(1,589)

Total partners’ capital and members’ capital	723,390	58,220	537,280		1,318,890

Total liabilities, partners’ capital and members’ capital	$998,728	$409,890	$329,400		$1,738,018

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
For the Twelve Months Ended December 31, 2010
(in thousands, except per unit data)

	PNG	SG Resources	Pro Forma		PNG
	Historical	Historical	Adjustments		Pro Forma

Revenues
Firm storage services	$90,965	$37,534	$(471)	h	$128,028
Hub services	6,190	—	471	h	6,661
Other	3,132	10,390	(10,390)	i	3,132

Total revenues	100,287	47,924	(10,390)		137,821

Costs and expenses
Storage related costs	23,465	—	—		23,465
Other operating costs (except those shown below)	9,610	3,021	—		12,631
General and administrative expenses	15,965	2,607	—		18,572
Depreciation, depletion and amortization	14,119	4,643	(4,643)	j	31,691
			17,572	k

Total costs and expenses	63,159	10,271	12,929		86,359

Operating income	37,128	37,653	(23,319)		51,462
Other income/(expense)
Interest expense, net of capitalized interest	(7,323)	(5,170)	6,415	l	(6,078)
Interest income	2	70	(55)	b	17
Income tax expense	—	—	—		—
Gain on interest rate swaps	—	—	—		—
Other income (expense)	(20)	34	—		14

Net income	$29,787	$32,587	$(16,959)		$45,415

Calculation of Limited Partner Interest in Net Income: (1)
Net income	$24,359				$35,971
Less general partner interest in net income	537				801

Limited partner interest in net income	$23,822				$36,106

Net income per limited partner unit (basic and diluted) (1)
Common and Series A subordinated units (2)	$0.54				$0.49

Limited partner units outstanding (1)
Common and Series A subordinated units (2) (Basic)	44,375				71,973
Common and Series A subordinated units (2) (Diluted)	44,383				71,981

(1)	Reflective of general and limited partner interest in net income since closing of the PNG’s initial public offering.

(2)	Excludes Series B subordinated units.
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     These unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.
     The acquisition of SG Resources presented in these pro forma statements has been accounted for using the acquisition method of accounting and the purchase price allocation has been estimated in accordance with the applicable accounting literature. The following table shows our preliminary purchase price allocation (in thousands):

		Average
		Depreciable
Description	Amount	Life (in years)
Inventory	$13,930	n/a
PP&E	338,338	5 — 70
Base Gas	2,828	n/a
Working capital, net of cash acquired	(977)	n/a
Intangible assets	91,600	2 — 10
Goodwill	301,304	n/a

Total	$747,023

     Our purchase price allocation is preliminary pending completion of internal valuation procedures primarily related to the valuation of intangible assets and the various components of the property and equipment acquired. To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount will be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. The preliminary allocation of fair value to intangible assets above is comprised of a tax abatement valued at approximately $15 million and contracts valued at approximately $77 million, which have lives ranging from 2 — 10 years. Amortization of customer contracts under the declining balance method of amortization is estimated to be approximately $12.8 million, $14.2 million, $13.3 million, $11.0 million and $8.3 million for the five years following the acquisition date, respectively. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant. We expect to finalize our purchase price allocation during 2011 and do not expect a material change to our preliminary purchase price allocation.
     In conjunction with the acquisition we arranged financing totaling approximately $800 million to fund the purchase price, closing costs and the first 18 months of expected expansion capital. The following table shows these sources of funding (in thousands):

Description	Amount
PAA Promissory Note	$200,000
Sale of PNG common units to third-parties	370,000
Sale of PNG common units to PAA (including PAA’s proportionate GP contribution)	230,000

Total	$800,000

Pro Forma Adjustments
a.	Reflects the return of margin deposits upon the termination by SG Resources of various commodity derivatives prior to the acquisition.

b.	Reflects the elimination of certain restrictions on certain historical cash balances of SG Resources resulting from the extinguishment of SG Resources’ credit facility immediately prior to the acquisition and a corresponding reduction in interest income as a result of such cash being utilized to reduce outstanding borrowings.

c.	Reflects the proceeds received and the increase in long-term debt resulting from entering into the PAA Promissory Note of $200 million.

d.	Reflects the net proceeds received of approximately $600 million from the issuance of 17.4 million PNG common units to third parties, 10.2 million PNG common units to PAA and PAA’s proportionate general partner contribution.

e.	Reflects (i) the cash paid, (ii) the adjustments to fair value of the assets purchased and liabilities assumed in the acquisition of SG Resources based on the acquisition method of accounting, (iii) the elimination of SG Resources members’ capital and (iv) the impact of the termination of various contracts by SG Resources prior to the acquisition. Additionally, reflects the reduction in our credit facility resulting from the proceeds received from the PAA Promisory Note and the PNG unit offering in excess of the SG Resources acquisition price. We expect to borrow these amounts in the future to fund the first 18 months of expansion capital.

f.	Reflects transaction and other costs incurred associated with the completion of the SG Resources acquisition.

g.	Reflects an adjustment to reclassify to inventory, at current fair value, certain base gas volumes which are expected to be sold to facilitate cavern development efforts.

h.	Reflects an adjustment to conform the historical presentation of SG Resources’s historical Financial Statements to those of PNG.

i.	Reflects the elimination of the mark-to-market gain on pad gas hedges resulting from the termination by SG Resources of various commodity derivatives prior to the acquisition.

j.	Reflects the reversal of the historical depreciation and amortization recorded by SG Resources.

k.	Reflects the depreciation on the acquired property and equipment based on the straight-line method of depreciation over average useful lives ranging from 5 to 70 years, the amortization of the acquired tax abatement based on the straight-line method of amortization over the remaining useful life of 7 years and the amortization of the contracts on the declining balance method of amortization over the remaining average useful lives generally ranging from two to ten years.

l.	Reflects the adjustment to interest expense for i) the increase in long-term debt of approximately $200 million from the PAA Promissory Note, ii) the decrease in long-term debt of approximately $341 million from the repayment of SG Resources long-term debt, iii) the reduction in long-term debt as a result of utilizing a portion of acquisition funding to pay down our credit facility until such funding is required for anticipated expansion capital requirements and iv) the impact of the termination by SG Resources of various interest rate derivatives prior to the acquisition. Pro forma interest expense for the year ended December 31, 2010 reflects a reduction in interest expense of approximately $2.4 million as a result of utilization of acquisition funding to pay down our credit facility until such capital expension costs are incurred.
Pro Forma Net Income Per Limited Partner Unit
      Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of our partnership agreement, to our common and Series A subordinated unitholders by the weighted average number of common and Series A subordinated units outstanding on a historical basis adjusted for the incremental 27.6 million common units issued in February 2011 for purposes of funding the SG Resources acquisition.
     For purposes of this calculation, we assumed that (i) cash distributions declared and paid per limited partner unit on a quarterly basis for pro forma purposes were equal to actual quarterly cash distributions declared and paid per limited partner unit on a historical basis and (ii) the incremental 27.6 million common units issued for purposes of funding the SG Resources acqusition were outstanding effective May 5, 2010, the closing date of our initial public offering.

     Pro forma net income attributable to limited partner interests excludes the portion of pro forma net income attributable to the period (January 1, 2010 through May 5, 2010) prior to the closing of our initial public offering. No earnings were allocated to our Series B subordinated units during the 2010 pro forma period as the necessary criteria had not been satisfied to entitle such units to participant our earnings or distributions.